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Exhibit 21.1

List of Subsidiaries

Brock Gas Systems & Equipment, Inc.
Cimarex Energy Services, Inc.
Columbus Energy Corp.
Columbus Gas Services, Inc.
Columbus Texas, Inc.
Columbus Energy, LP
Key Production Company, Inc.

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  Exhibit 21.1